FORCE FUELS REDUCES DEBT BY $1,352,265

COSTA MESA, CA, Mar 30, 2011 - Force Fuels, Inc. (OTCBB: FOFU) announced today that they have an agreement with PEMCO, LLC, to return 50% ownership to Pemco in 4 of the 13 leases that were purchased in April 2010 from Pemco, said leases are Mann, Mann AB, Bayless and Doebrook. In addition, Force agrees to return operatorship back to Pemco and the remaining 9 leases will be part of a Joint Venture with Pioneer Oil Development, one of the partnerships Force Fuels has been developing over the past year.

“Our main goal is to drill and rehab the wells that are in Kansas and Oklahoma. Having PEMCO and Pioneer Oil as our service partners will allow Force Fuels to grow throughout Chautauqua and Montgomery Counties, moving south to Oklahoma. This Joint Venture partnership will help expand Force Fuel's presence into Oklahoma, providing us a larger space (foot print) in the mid-continent market sector. By reducing our debt by over $1.35 million we will be able to invest more money in new and existing wells rather than servicing debt,” said Thomas Hemingway, President and CEO.

The purchase and sale of the Assets shall be effective as of 12:01 a.m. on March 31st, 2011. PEMCO and Pioneer Oil will take possession of the Assets as of the Closing Date and shall commence operating the Lease from and after the Closing Date. The parties shall determine the amount of oil in storage tanks (above the pipeline connections) as of the Effective Time, and shall determine the volumes of all gas produced by Force Fuels prior to the Effective Time.

About Force Fuels, Inc.:

Force Fuels, Inc. operates in the energy field. Its strategy envisions the inclusion of projects involving oil, natural gas as well as alternative energy production using solar and wind power. In the oil and gas field the company is focusing on the purchase of marginally producing shallow oil wells which can be optimized with existing technologies; the purchase of leases with potential for additional drilling in proven producing areas; and the acquisition of in-house know-how to further optimize production through stimulation, refurbishing and site optimization.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, adverse economic conditions, intense competition, lack of meaningful research results, inadequate capital, termination of contacts or agreements, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products or programs and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and exchange Commission.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor Relations Contacts:
Minataur Group
www.minataurgroup.com
(617) 379-0777
Jim Blackman
PR Financial Marketing LLC
Tel: 713-256-0369